Exhibit 99.1

Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson x3317	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

FOR IMMEDIATE RELEASE

E-Z-EM REPORTS RECORD FINANCIAL RESULTS FROM CONTINUING OPERATIONS FOR FIRST QUARTER OF FISCAL 2006; INCREASES FINANCIAL GUIDANCE

Conference Call to begin at 4:30 p.m. Eastern Time Tuesday, October 11, 2005

LAKE SUCCESS, N.Y. (October 11, 2005) – E-Z-EM, Inc. (NASDAQ: EZEM) today announced financial results for the first quarter of fiscal year 2006 ended September 3, 2005. Highlights of the quarter include:

•	Record net sales from continuing operations of $34.8 million, up 45% compared with the fiscal 2005 first quarter
•	Earnings from continuing operations grew to $2.6 million from $0.6 million in the prior year’s fiscal first quarter, an increase of 305%
•	Earnings per diluted share from continuing operations almost quadrupled to $0.23 from $0.06 in the first quarter of fiscal 2005

Net sales for the 14 weeks ended September 3, 2005 were $34.8 million, up 45% compared with net sales of $24.0 million for the 13 weeks ended August 28, 2004. Sales growth continued to benefit from the voluntary recall of some liquid barium products by the Mallinckrodt division of Tyco International Ltd. The Company estimates that between $5.5 and $6.0 million of sales growth for the quarter was attributable to this recall, which primarily affected CT imaging and X-ray fluoroscopy products, with the balance attributable to organic growth of CT oral contrasts, the Empower® family of injectors, Reactive Skin Decontamination Lotion (RSDL) sales and sales of contract manufacturing products. Net sales benefited from an additional week during the current quarter, as compared to the previous year, due to the timing of the Company’s reporting period, which closed on the Saturday closest to August 31st.

Gross profit improved to $15.9 million, from $10.0 million for the year-ago quarter and gross profit as a percentage of sales increased to 45.6% from 41.7%, reflecting favorable sales product mix, including the increase in sales of CT products to Tyco customers, and modest sales price increases. In addition, fixed manufacturing costs distributed over higher production volume contributed to the improvement in gross margin.

Operating expenses were $11.9 million, compared with $10.1 million for the prior-year quarter, largely due to increased compensation costs and additional infrastructure for the support of our healthcare decontamination business. Operating profit was $4.0 million in the first quarter of fiscal 2006, compared with an operating loss of $0.1 million in the comparable prior-year quarter.

Other expense for the 2006 first quarter was $0.1 million, compared with other income last year of $0.7 million reflecting the gain on the sale of a non-core equity security.

For the 2006 first quarter, the Company’s effective tax rate was 35%. For first quarter of fiscal 2005, we reported an income tax benefit of $41,000 against earnings from continuing operations before income taxes of $590,000 due primarily to the reversal of a valuation allowance relating to a previously impaired, non-core equity security sold in last year’s first quarter.

Earnings from continuing operations for the 2006 first quarter were $2.6 million, or $0.23 per diluted share, compared with earnings from continuing operations of $0.6 million, or $0.06 per diluted share, for the prior-year quarter.

E-Z-EM had cash, cash equivalents and short-term marketable securities as of September 3, 2005 of $24.5 million, compared with $28.6 million as of May 28, 2005. Working capital was $63.7 million as of September 3, 2005, compared with $59.6 million as of the previous year-end.

Commenting on the results, Anthony A. Lombardo, president and CEO of E-Z-EM, said, “Once again we had an outstanding quarter, a performance primarily driven by excellent growth in sales of our CT imaging products, which partly resulted from larger than normal backlog at the beginning of the quarter and stronger sales order bookings due to the Tyco recall, as well as the extra week in the current quarter.

“Beyond the impact of our competitor’s recall, it is important to note that we also recorded excellent growth in our core CT products this quarter, with CT injector systems growing at 42.5% quarter over quarter, and CT imaging contrast products, ex-Tyco, growing an estimated 33% quarter over quarter. Additionally, our international sales, which are also not affected by the Tyco recall, grew 31% quarter over quarter. Also, for the second consecutive quarter, our CT imaging products accounted for a greater proportion of sales than our X-ray fluoroscopy products, at 48% of sales versus 39%. CT imaging products are more technologically innovative products that carry higher margins than the fluoroscopy products.

“We recorded sales of RSDL of almost $0.8 million during the first quarter of fiscal 2006, attributable primarily to a single reorder by the Canadian government, compared with minimal sales in the first fiscal quarter last year. Assuming the Department of Defense successfully completes its field testing of the product in the U.S. government’s fiscal 2007, we are optimistic that RSDL will become a major source of revenue for E-Z-EM in the future,” Mr. Lombardo concluded.

Fiscal Year 2006 Financial Guidance

The Company is revising its guidance for fiscal 2006 upwards. Sales are now expected to fall in a range of $124 million to $127 million, or $2.0 million more than previous guidance. Net earnings are expected to be $5.0 million to $5.6 million, compared with prior guidance of $4.5 million to $5.2 million.

Conference Call

E-Z-EM management will host a conference call to discuss these results on Tuesday, October 11, 2005 beginning at 4:30 p.m. Eastern Time. To participate in the call, please dial (877) 815-7177 from the U.S., or (706) 679-0753 from outside the U.S. A telephone replay of the call will be accessible for a limited time following completion of the call by dialing (800) 642-1687 or (706) 645-9291, and entering reservation number 1164964. In addition, participants may access the call over the Internet by visiting the Company’s Web site at www.ezem.com. The call will be archived there for a limited period of time.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company recently introduced VoLumen® the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower®—the only family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation—and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive global manufacturer and marketer of Reactive Skin Decontamination Lotion (RSDL) for first-responder organizations and military services in many countries. RSDL is a liquid skin decontaminant that breaks down chemical agents such as Sarin or VX in seconds, leaving a non-toxic liquid that can be washed away with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to develop its products; the extent and duration of the Mallinckrodt recall of liquid barium products, impact of Mallinckrodt’s return to the marketplace; continued growth in CT injector systems and CT imaging contrast product sales; the results of future research studies, successful completion of DoD field testing and placement of DoD order for RSDL, general military and first-responder market acceptance and sales of RSDL, market acceptance and sales of VoLumen®; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Annual Report on Form 10-K for the fiscal year ended May 28, 2005. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

(Tables to follow)

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	September 3, 2005	May 28, 2005

Assets

Current assets
Cash, cash equivalents and debt and equity securities	$24,484	$28,602
Accounts receivable, net	21,853	17,677
Inventories, net	26,119	22,822
Other current assets	5,791	6,149

Total current assets	78,247	75,250

Property, plant & equipment – at cost, net	13,462	13,256
Other non-current assets	14,871	13,549
Non-current assets held for disposal	3,553	3,593

Total assets	$110,133	$105,648

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$6,093	$5,069
Accrued liabilities	7,766	9,916
Other current liabilities	689	653

Total current liabilities	14,548	15,638

Long-term liabilities	4,995	4,290
Stockholders’ equity	90,590	85,720

Total liabilities and stockholders’ equity	$110,133	$105,648

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(in thousands, except per share data)

	Fourteen weeks ended September 3, 2005	Thirteen weeks ended August 28, 2004

Net sales	$34,784	$24,012
Cost of goods sold	18,911	13,996

Gross profit	15,873	10,016

Operating expenses	11,899	10,111

Operating profit (loss)	3,974	(95)

Other income (expense), net	(56)	685

Earnings from continuing operations
before income taxes	3,918	590

Income tax provision (benefit)	1,365	(41)

Earnings from continuing operations	2,553	631

Earnings from discontinued operation,
net of income tax provision		620

Net earnings	$2,553	$1,251

Basic earnings per common share
From continuing operations	$0.24	$0.06
From discontinued operation,
net of income tax provision		0.06

Net earnings	$0.24	$0.12

Diluted earnings per common share
From continuing operations	$0.23	$0.06
From discontinued operation,
net of income tax provision		0.05

Net earnings	$0.23	$0.11

Weighted average common shares
Basic	10,837	10,732
Diluted	11,000	10,932

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